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                                                    EXHIBIT 10.02

[HNC Software LOGO]


April 11, 2001


Mary Burnside


Dear Mary,

On behalf of HNC Software I am extremely pleased to offer you the regular full-time exempt position of Chief Operating Officer reporting to me. Your monthly salary will be $27,071.33, payable bi-weekly, which annualizes to $325,000.00 per year gross. In addition you will be eligible to participate in the Executive Bonus Plan with a bonus target of 50% of your base salary paid bi-annually. All compensation will be subject to applicable withholdings. We anticipate a start date of May 14, 2001.

Upon your acceptance and commencement of employment with HNC and approval by the Board of Directors of HNC, you will be granted an option for seven years to purchase 100,000 shares of HNC Common stock at the current fair market value which will be the closing NASDAQ price on your date of hire or the date of the compensation committee meeting, whichever is later. The option shares will vest over a four (4) year period (commencing on your date of hire) at the rate of 25% of the option shares per year, subject to your continued employment. Twenty-five percent of the shares subject to your option will vest on the first anniversary date of your date of hire. The remaining shares subject to your options will begin vesting ratably on a monthly basis over the following thirty-six months. You will also have the opportunity to have your options accelerated in 25% increments if the stock price reaches the following targets: $39, $53, $71 or $96 per share. The options will vest if the stock price remains at or above the referenced level for a period of 20 consecutive trading days. The options will have a term of 7 years, subject to your continued employment.

Not withstanding the foregoing paragraph and anything to the contrary in the Option Documents your initial option grant, the following provisions shall apply:

     1. In the event of a Change in Control (as defined below), and if, on or subsequent to the closing date of the transaction(s) giving rise to such Change in Control you are either (i) terminated without Cause, or
          (ii) Involuntarily Terminated (as defined below) and opt not to continue your employment, then, at your option, either (A) the total number of shares subject to your initial one hundred thousand (100,000) share option grant that are then unvested, if any, shall vest and become immediately exercisable upon the date that your employment with HNC Software (or its successor) is terminated, or (B) you will be entitled to receive payment in the amount equal to twelve
          (12) months of your base salary.

     2. In the event that you are either (i) terminated without Cause (as defined below), or (ii) Involuntarily Terminated (as defined below) and opt not to continue your employment, then you will be entitled to receive payment in an amount equal to twelve (12) months of your base salary.

For purposes thereof, the following definitions shall apply: "Cause" shall mean: (i) your repeated and continued failure to perform your duties and responsibilities in good faith to the best of your ability after written notice thereof from HNC Software; (ii) your engaging in knowing and intentional illegal conduct; or (iii) your being convicted of a felony, of committing an act of dishonesty or fraud or misappropriating property. "Change in Control" shall mean (i) a merger of HNC Software with or into another corporation, or
(ii) a transaction or series of transactions involving or the sale of all the voting stock or all or substantially all of the assets of HNC Software where, in any such event, the shareholders of HNC



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Software immediately preceding such transaction(s) do not hold at least a majority of the voting stock of the entity surviving the merger (in the case of clause (i) or purchasing the assets or stock (in the case of clause (ii). "Involuntarily Terminated" shall mean (i) without your consent, a significant reduction of your duties, title, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction (including a material change in your reporting structure, which shall include, but not be limited to, your no longer reporting to the Chief Executive Officer of HNC Software); (ii) without your consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (iii) without your consent, a reduction of your base salary and target bonus as in effect immediately prior to such reduction; or (iv) without your consent, your relocation to a facility or location more than fifty (50) miles from your location immediately prior to such relocation.

In the event that the benefits provided for in this letter, when aggregated with any other payments or benefits received by you, would (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your benefits under this letter shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. All determinations required to be made hereunder shall be made by the primary independent public accounting firm of HNC Software, or any other nationally recognized accounting firm reasonably acceptable to you and HNC Software. HNC Software shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to you and to HNC Software. All fees and expenses of the Accounting Firm shall be borne by HNC Software. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code.

In addition to your compensation plan, HNC Software offers a competitive benefits package (including the choice of several medical plans, dental, vision, prescription, disability and life insurance). Your participation in these plans is subject to the applicable terms and conditions of each of such plans and are generally effective on date of hire. We offer 3 weeks vacation per year, as well as 9 paid holidays. We also offer a 401K savings plan. Details about these benefits are available for your review. You will also be eligible for relocation assistance in order to help your transition to San Diego. HNC Software may modify benefits from time to time, as it deems necessary.

Your employment with HNC Software is "at will". You may terminate your employment with HNC Software at any time and for any reason whatsoever simply by notifying HNC. Likewise, HNC may terminate your employment at any time and for any reason whatsoever, with or without cause of advance notice, subject to the preceding terms detailed in this letter. This at-will employment relationship cannot be changed except as expressly provided in writing and signed by an officer of HNC Software.

This employment offer is contingent on:

     1. Proof of your identity and eligibility to work in the United States. You will receive an I-9 Form for your completion on your first day of employment, in accordance with the Immigration Reform and Control Act.

     2.   Completion of satisfactory reference and background checks

     3. Your signing and returning the enclosed Invention Assignment and Confidentiality Agreement, Code of Ethics Policy and employment application.

     4. Signing and returning this offer letter by April 16, 2001, at which point this offer expires
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As an employee of HNC Software, you will be required to comply with all Company policies and procedures. We especially want to emphasize our policy prohibiting unlawful harassment and discrimination and our drug and alcohol policies. Violations may lead to immediate termination of employment.

Mary, we sincerely appreciate your interest in HNC and hope that you will accept our offer. If you wish to accept this offer, please sign below, return the letter to us along with the enclosures, keep a copy for yourself, and welcome aboard!

Sincerely,

/s/ John Mutch (mm)
John Mutch
Chief Executive Officer



I have read and accept this employment offer and expect to commence employment on May 15, 2001.
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Dated: April 18, 2001    Employee Signature: /s/ Mary Burnside
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